    Exhibit 10.11

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

FOR ROGER BOSMA

THIS AGREEMENT is made effective the 21st day of August, 2003 (the “Effective Date”), by and among Lakeland Bancorp, Inc. (the “Corporation”), a New Jersey corporation which maintains its principal office at 250 Oak Ridge Road, Oak Ridge, New Jersey, 07435, Lakeland Bank (the “Bank”), a New Jersey chartered commercial bank, with an office at 1 Lakeland Plaza, Newfoundland, New Jersey 07435 (the Corporation and the Bank are collectively referred to herein as the “Company”), and Roger Bosma (the “Executive”), intending to be legally bound hereby.

INTRODUCTION

The purpose of this Agreement is to provide specified benefits to Roger Bosma, Chief Executive Officer of the Corporation in consideration of his anticipated future contributions to the continued growth, development and future business success of the Company. This Agreement shall be unfunded for tax purposes and for purposes of Title I of ERISA.

To encourage Roger Bosma to remain an officer of the Corporation, the Company is willing to provide supplemental retirement benefits to him. The Company will pay the benefits from its general assets.

AGREEMENT

Article 1

Definitions

1.1    Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1    “Board” means the Board of Directors of the Corporation.

1.1.2    “Cause” means (i) failure by the Executive to materially perform his duties for the Company under this Agreement after at least one warning in writing from the Board identifying specifically any such material failure and offering a reasonable opportunity to cure such failure; (ii) the willful engaging by the Executive in material misconduct which causes material injury to the Company; (iii) conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism other than for illness, after a warning (with respect to drunkenness or absenteeism only) in writing from the Board to refrain from such behavior; or (iv) any act of moral turpitude. No act or failure to act on the part of the Executive shall be considered willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. The Company shall have the burden of proving Cause by clear and convincing evidence.

1.1.3    “Change in Control”

(i)   General. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events with respect to the Corporation.

(A)     the consummation of any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s common stock (“Common Stock”) would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the shares of the Corporation’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

(B)     the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, other than to a subsidiary or affiliate; or

(C)     an approval by the shareholders of the Corporation of any plan or proposal for the liquidation or dissolution of the Corporation; or

(D)     any action pursuant to which any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity (other than any person who owns more than ten percent (10%) of the outstanding Common Stock on the date this Agreement is entered into, the Corporation or any benefit plan sponsored by the Corporation or any of its subsidiaries) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of capital stock entitled to vote generally for the election of directors of the Corporation (“Voting Securities”) representing fifty-one percent (51%) or more of the combined voting power of the Corporation’s then outstanding Voting Securities (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities), unless, prior to such person so becoming such beneficial owner, the Board shall determine that such person so becoming such beneficial owner shall not constitute a Change in Control; or

(E)     the individuals (x) who, as of the date on which the Agreement is entered into, constitute the Board (the “Original Directors”) and (y) who hereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds of the Original Directors then still in office (such Directors being called “Additional Original Directors”) and (z) who thereafter are elected to the Board and whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Original Directors and Additional Original Directors then still in office, cause for any reason to constitute a majority of the members of the Board.

(ii)  Time of Change in Control. For purposes of this Agreement, a Change in Control shall be deemed to occur on the earliest of:

(A)     The first date on which a single person or entity or group of affiliated persons or entities (other than an employee benefit plan or trust maintained for the benefit of the Company’s employees) acquire the beneficial ownership of twenty-five percent (25%) or more of the Corporation’s voting securities; or

(B)     Forty-five (45) days prior to the date the Corporation enters into a definitive agreement that would result, if consummated, in a transaction described above in Section 1.1.3(i)(B) or (i)(D); provided, however, that for purposes of any resignation by the Executive, the Change in Control shall not be deemed to occur until (x) the consummation of such transaction if this Agreement is expressly assumed by the acquiring entity, or (y) the day before the consummation of such transaction if this Agreement is not expressly assumed by the acquiring company; and further provided that if any such definitive is terminated without consummation of the acquisition, then no Change in Control shall have been deemed to have occurred by virtue of the execution of such definitive agreement; or

(C)     the date upon which the election of directors occurs qualifying under Section 1.1.3(i)(C) above.

1.1.4   “Code” means the Internal Revenue Code of 1986, as amended.

1.1.5   “Early Termination” means Termination of Employment before Normal Retirement Age for reasons other than death, Termination for Cause or following a Change in Control.

1.1.6   “Employment Agreement” means the Change in Control Severance and Employment Agreement dated January 1, 2000 entered into by and among Executive, the Corporation and the Bank.

1.1.7   “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

1.1.8   “Good Reason” means the breach in any material respect by the Company of any of the Company’s obligations under the Employment Agreement, which the Company fails to cure within thirty (30) days following written notice thereof from the Executive.

1.1.9   “Normal Retirement Age” means the Executive’s 65th birthday.

1.1.10   “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.1.11   “Plan Year” means the calendar year.

1.1.12   “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence, which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive’s Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

Article 2

Living Benefits

2.1    Normal Retirement Benefit. The Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement (other than the death benefit under Sections 3.2 or 3.3) upon Termination of Employment on or after the Normal Retirement Age for reasons other than death.

2.1.1    Amount of Benefit. The annual Normal Retirement Benefit under this Section 2.1 is $150,000.00 (one hundred fifty thousand dollars).

2.1.2    Payment of Benefit. The Company shall pay the annual benefit to the Executive in equal monthly installments of $12,500 each, payable on or about the first day of the month following the Executive’s Normal Retirement Date and continuing for the 179 consecutive months that follow.

2.2    Early Termination Benefit. If, prior to a Change in Control, the Executive resigns his employment with the Company for Good Reason, the Executive’s employment with the Company terminates due to disability, or the Executive’s employment with the Company is terminated by the Company other than for Cause, the Executive shall, in lieu of any other benefit under this Agreement (other than the death benefit under Sections 3.2 or 3.3), pay to the Executive the Normal Retirement Benefit set forth in Section 2.1.1 in equal monthly installments of $12,500 each, payable on or about the first day of the month commencing with the month following the Executive’s Normal Retirement Age and continuing for the 179 consecutive months that follow.

2.3    Change in Control Benefit. If Executive is in active service at the time of a Change in Control, the Company shall, in lieu of any other benefit under this Agreement (other than the death benefit under Sections 3.2 or 3.3), pay to the Executive the Normal Retirement Benefit set forth in Section 2.1.1 in equal monthly installments of $12,500 each, payable on or about the first day of the month commencing with the month following the Executive’s Normal Retirement Age and continuing for the 179 consecutive months that follow.

Article 3

Death Benefits

3.1    Death During Active Service. If the Executive’s employment with the Company terminates due to death, the Company shall, in lieu of the Living Benefits of Article 2, pay to the Executive’s beneficiary the Normal Retirement Benefit set forth in Section 2.1.1 in 180 equal monthly installments of $12,500 each, payable on or about the first day of each month commencing within 60 days of receipt by the Company of the Executive’s death certificate.

3.2    Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3    Death Following Termination of Employment But Before Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Company shall pay to the Executive’s beneficiary the same benefits, in the same manner, they would have been paid to the Executive had the Executive survived; however, said benefit payments will commence within 60 days of receipt by the Company of the Executive’s death certificate.

Article 4

Beneficiaries

4.1    Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2    Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

5.1    Excess Parachute Payment. The amounts payable pursuant to this Agreement shall be subject to the provisions of Section 9 of the Employment Agreement.

5.2    No Benefits Payable. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if (i) the Company terminates the Executive’s employment for Cause, or (ii) the Executive resigns his employment with the Company other than for Good Reason prior to the earlier of Normal Retirement Age or a Change in Control.

5.3    Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

5.4    Competition after Termination of Employment. The Executive shall forfeit his right to any further benefits if the Executive, without the prior written consent of the Company, violates any one of the following described restrictive covenants.

5.4.1    Non-compete Provision. The Executive shall not, for the term of this Agreement and until all benefits have been distributed, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly traded company):

(i)    become employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services within the twenty-five (25) miles of any office maintained by the Company as of the date of the termination of the Executive’s employment; or

(ii)    participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Company as of the date of termination of the Executive’s employment; or

(iii)    assist, advise, or serve in any capacity, representative or otherwise, any third party in any action against the Company or transaction involving the Company; or

(iv)    sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Company (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Company, to the knowledge of the Executive provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive’s employment; or

(v)    divulge, disclose, or communicate to others in any manner whatsoever, any confidential information of the Company, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers, of the Company, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Company, earnings or other information concerning the Company. The restrictions contained in this subparagraph (v) apply to all information regarding the Company, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

5.4.2    Judicial Remedies. In the event of a breach or threatened breach by the Executive of any provision of these restrictions, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Company, and further recognizes that in such event monetary damages may be inadequate to fully protect the Company. Accordingly, in the event of a breach or threatened breach of this Agreement, the Executive consents to the Company’s entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Company’s rights hereunder and preventing the Executive from further breaching any of his obligations set forth herein. The Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Company post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive. The Executive expressly acknowledges and agrees that: (i) the restrictions set forth in Section 5.4.1 hereof are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Company in Section 5.4.1 hereof are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 5.4.1 hereof will not be materially adverse to the Executive’s employment with the Company, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

5.4.3    Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

5.4.4    Change in Control. The non-compete provision detailed in Section 5.4.1 hereof shall not be enforceable following a Change in Control.

5.5 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage for material misstatements of fact made by the Executive on any application for life insurance purchased by the Company, or any other reason; provided, however that the Company shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 6

Claims and Review Procedures

6.1    Claims Procedure. If the Executive or the Executive’s beneficiary (“claimant”) has not received benefits under the Agreement that he or she believes should be paid, he or she shall make a claim for such benefits as follows:

6.1.1  Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2  Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expect to render their decision.

6.1.3  Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1    The specific reasons for the denial,

6.1.3.2    A reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3    A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4    An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2     Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1  Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2  Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3  Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4  Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5  Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.2.5.1 The specific reasons for the denial,

6.2.5.2 A reference to the specific provisions of the Plan on which the denial is based,

6.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board to sign on behalf of the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Article 8

Miscellaneous

8.1  Administration.    The Company shall have powers, which are necessary to administer this Agreement, including but not limited to:

8.1.1        Interpreting the provisions of the Agreement;

8.1.2        Establishing and revising the method of accounting for the Agreement; Maintaining a record of benefit payments;

8.1.3        Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

8.1.4        Delegate any of the foregoing powers to any person or persons or committee or committees.

8.2    Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of New Jersey without regard to choice of law principles, except to the extent preempted by the laws of the United States of America.

8.3    Binding Effect.    This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.4    Entire Agreement.    This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof; provided, however, that nothing herein is intended to supersede any provision of the Employment Agreement. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.5    Administrator.    The Company shall be the administrator under this Agreement. The Company may delegate to others certain aspects of the management and operational responsibilities including the service of advisors and the delegation of ministerial duties to qualified individuals.

8.6    Right of Offset.    The Company shall have the right to offset the benefits against any unpaid obligation the Executive may have with the Company.

8.7    No Guarantee of Employment.    This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee of the Company nor interfere with the Executive’s right to terminate employment at any time.

8.8    Non-Transferability.    Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.9    Notice.    For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	Secretary
Lakeland Bancorp, Inc.
250 Oak Ridge Road
Oak Ridge, New Jersey 07435

To the Executive:	Roger Bosma
8 Deer Meadow Drive
West Nyack, New York 10994

8.10 Facility of Payment.    If the Executive is declared to be incompetent, or incapable of handling the disposition of his or her property, the Company may pay any benefit due hereunder to the duly appointed guardian, legal representative or person having the care or custody of the Executive. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

8.11 Reorganization.    Neither the Corporation nor the Bank shall merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Corporation and the Bank hereunder.

8.12 Tax Withholding.    The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.13 Nature of Obligations.    Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

8.14 Headings.    The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.15 Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

8.16 Counterparts.    This Agreement may be executed in one or more counterparts, each off which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.17 Regulatory Prohibition.    Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and any regulations promulgated thereunder.

(Signature Page Follows)

IN WITNESS WHEREOF, the Executive and duly authorized officers of the Corporation and the Bank have signed this Agreement.

/s/ Roger Bosma
Roger Bosma

WITNESS:

LAKELAND BANK

/s/ John Fredericks
By: John Fredericks
Title: Chairman

WITNESS:

LAKELAND BANCORP, INC.

/s/ John Fredericks
By: John Fredericks
Title: Chairman

WITNESS:

BENEFICIARY DESIGNATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

Roger Bosma

I designate the following as beneficiary of any death benefits under the Supplemental Executive Retirement Plan Agreement:

Primary:

Contingent:

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature

Date

Accepted by the Company this day of , 2003.

By

Title

LAKELAND BANK

Supplemental Executive Retirement Plan Agreement

FIRST AMENDMENT

TO THE

LAKELAND BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

DATED AUGUST 21, 2003

FOR ROGER BOSMA

THIS FIRST AMENDMENT is adopted this 13th day of December, 2006, effective as of January 1, 2005, by and among Lakeland Bancorp, Inc. (the “Corporation”), a New Jersey corporation which maintains its principal office at 250 Oak Ridge Road, Oak Ridge, New Jersey, 07435, Lakeland Bank (the “Bank”), a New Jersey chartered commercial bank, with an office at 1 Lakeland Plaza, Newfoundland, New Jersey 07435 (the Corporation and the Bank are collectively referred to herein as the “Company”), and Roger Bosma (the “Executive”), intending to be legally bound hereby.

The Company and the Executive executed the Supplemental Executive Retirement Plan Agreement effective as of August 21, 2003.

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section 1.1.3 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1.3

“Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Section 409A of the Code and regulations thereunder.

   The following Section 1.1.11a shall be added to the Agreement immediately following Section 1.1.11:

1.1.11a	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise, as determined by the plan administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Executive is determined to be a Specified Employee for an identification period, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

LAKELAND BANK

Supplemental Executive Retirement Plan Agreement

    Section 1.1.12 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1.12

“Termination of Employment” means the termination of the Executive’s employment with the Company for reasons other than death. Whether a Termination of Employment takes place is determined in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A Termination of Employment will not have occurred if:

(a)

the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or, if less, such lesser period), or

(b)

the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or if less, such lesser period).

The Executive’s employment relationship will be treated as continuing intact while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or if longer, so long as the Executive’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six (6) months and there is no right to reemployment, a Termination of Employment will be deemed to have occurred as of the first date immediately following such six (6) month period.

The following Sections 2.4, 2.5 and 2.6 shall be added to the Agreement immediately following Section 2.3:

2.4	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement

LAKELAND BANK

Supplemental Executive Retirement Plan Agreement

to the contrary, if the Executive is considered a Specified Employee at Termination of Employment, the provisions of this Section 2.4 shall govern all distributions hereunder. Benefit distributions that are made due to a Termination of Employment occurring while the Executive is a Specified Employee shall not be made during the first six (6) months following Termination of Employment, rather any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.5

Distributions Upon Income Inclusion Under Section 409A of the Code. If any amount is required to be included in income by the Executive prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, the Executive may petition the plan administrator for a distribution of that portion the amount the Company has accrued with respect to the Company’s obligations hereunder that is required to be included in the Executive’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Executive immediately available funds in an amount equal to the portion of the amount the Company has accrued with respect to the Company’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, which amount shall not exceed the Executive’s unpaid amount the Company has accrued with respect to the Company’s obligations hereunder. If the petition is granted, such distribution shall be made within ninety (90) days of the date when the Executive’s petition is granted. Such a distribution shall affect and reduce the Executive’s benefits to be paid under this Agreement.

2.6	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b)	must, for benefits distributable under Sections 2.2 and 2.3, be made at least twelve (12) months prior to the first scheduled distribution;
(c)

must, for benefits distributable under Sections 2.1, 2.2 and 2.3 delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7

Amendments and Termination

LAKELAND BANK

Supplemental Executive Retirement Plan Agreement

7.1

Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2

Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Executive. The benefit hereunder shall be the amount the Company has accrued with respect to the Company’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

(a)

Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)

Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)

Upon the Company’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Company may distribute the amount the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

LAKELAND BANK

Supplemental Executive Retirement Plan Agreement

The following Section 8.18 shall be added to the Agreement immediately following Section 8.17:

8.18

Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

IN WITNESS OF THE ABOVE, the Executive and duly authorized officers of the Corporation and the Bank have signed this First Amendment.

/s/ Roger Bosma
Roger Bosma

WITNESS:

LAKELAND BANK

/s/ John Fredericks
By: John Fredericks
Title:	Chairman

WITNESS:

LAKELAND BANCORP, INC.

/s/ John Fredericks
By: John Fredericks
Title:	Chairman

WITNESS: